Exhibit 99.1

For Further Information:

H. Gene Shiels 281-504-4886

KRATON PERFORMANCE POLYMERS, INC. ANNOUNCES SECOND QUARTER

2011 RESULTS

HOUSTON, TX.— August 2, 2011—Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended June 30, 2011.

2011 SECOND QUARTER HIGHLIGHTS

•	Sales volume was 82 kilotons

•	Sales revenue increased 16% year-on-year to $386 million

•	Net income increased 21% year-on-year to $47 million

•	GAAP earnings were $1.44 per fully-diluted share in the second quarter 2011

•	Adjusted EBITDA(1) (2) (3) was $74 million or 19% of sales revenue

“In the second quarter of 2011 Kraton reported record Adjusted EBITDA and record earnings per share despite an extremely challenging raw material price environment,” said Kevin M. Fogarty, Kraton’s President and Chief Executive Officer. “Prices for our three primary feedstocks have increased dramatically in 2011, driven by strong worldwide demand. In particular, prices for butadiene have now reached record levels. In response to the on-going raw material price inflation we announced a number of price increases during the quarter, consistent with our Price Right strategy, as we worked to preserve unit dollar margins,” Fogarty added. “During the quarter we made notable progress in advancing several of the strategic initiatives that will support future growth for the company. These initiatives include successful completion of the isoprene rubber line conversion project at our site in Belpre, Ohio, and completion of the isoprene rubber latex capacity expansion at our Paulinia, Brazil site. In addition, during the quarter we made significant progress on our Asian HSBC capacity addition, which led to execution of a framework agreement with Formosa Petrochemical Corporation. The framework agreement is an important first step in establishing our joint venture with Formosa for the construction and operation of the 30 kiloton HSBC plant, which will be located in Mailiao, Taiwan.”

	Three Months Ended June 30,		Six Months Ended June 30,
(US $ in thousands, except per share amounts)	2011	2010	2011	2010

Sales Revenue	$386,428	$332,086	$731,256	$604,818

Adjusted EBITDA(1) (2) (3)	$74,199	$63,025	$130,217	$105,647

Net Income	$46,977	$38,595	$68,854	$58,390

Net Income per diluted share(4)	$1.44	$1.24	$2.12	$1.88

Net cash provided by (used in) operating activities	$58,380	$21,799	$14,243	$(51,037)

(1)	A reconciliation of Adjusted EBITDA to Net Income is included in the accompanying financial tables.

(2)	Adjusted EBITDA is EBITDA excluding restructuring and related charges, non-cash compensation expenses and loss on the extinguishment of debt.

(3)	The spread between the first-in, first-out (FIFO) basis of accounting and the last-in, first-out (LIFO) basis of accounting resulted in a decrease in cost of goods sold of approximately $50 million and $15 million for the three months ended June 30, 2011 and 2010, respectively, and approximately $71 million and $22 million for the six months ended June 30, 2011 and 2010, respectively.

(4)	Net income for the three months ending June 30, 2011 includes charges associated with evaluating acquisition transactions of approximately $0.2 million or $0.01 per share. Net income for the three months ending June 30, 2010 includes charges associated with restructuring and related activities of approximately $0.6 million or $0.02 per share. Net income for the six months ending June 30, 2011 includes charges associated with restructuring and related activities, charges associated with evaluating acquisition transactions, costs associated with debt refinancing and costs associated with the secondary offering of approximately $9.0 million or $0.30 per share. Net income for the six months ending June 30, 2010 includes a net benefit of approximately $0.1 million comprised of charges associated with restructuring and related activities of approximately $0.8 million or $0.02 per share, offset by a reduction of depreciation associated with exiting the Pernis, the Netherlands facility of approximately $0.9 million or $0.03 per share.

Second Quarter 2011 versus Second Quarter 2010 Results

Sales revenue in the second quarter 2011 was $386 million, an increase of approximately 16% compared to the second quarter 2010. The increase in sales revenue compared to the second quarter 2010 was primarily due to price increases implemented in response to rising raw material costs and other factors. Sales volume in the second quarter 2011 was 82 kilotons, down 5% compared to the second quarter 2010. The company estimates that second quarter 2011 sales volume was negatively impacted by approximately 6 kilotons of pre-buy activity in the first quarter 2011.

Adjusted EBITDA in the second quarter 2011 was $74 million, or 19% of sales revenue, compared to $63 million, or 19% of sales revenue in the second quarter 2010. The spread between the LIFO and FIFO basis of accounting had a positive impact on second quarter 2011 Adjusted EBITDA of $50 million and a positive impact of $15 million in the second quarter 2010.

Second quarter 2011 net income was $47 million or $1.44 per diluted share, compared to second quarter 2010 net income of $39 million or $1.24 per diluted share. Second quarter 2011 earnings per share were negatively impacted by approximately $0.01 per share associated with evaluating acquisition transactions. Second quarter 2010 earnings per share were negatively impacted by approximately $0.02 per share associated with restructuring activities.

Cash Flow

During the second quarter 2011, net cash provided by operating activities was $58 million, compared to net cash provided by operating activities of $22 million in the second quarter of 2010. Net capital expenditures in the second quarter 2011 were $20 million compared to $12 million in the second quarter 2010.

END USE MARKET INFORMATION

Sales revenue in our Advanced Materials end use market was $108 million in the second quarter 2011, an increase of approximately $10 million or 11% compared to the second quarter 2010.

“Revenue in our Advanced Materials end use increased in Europe, North America and South America, led by growth in HSBC sales,” said Fogarty. “Sales revenue increased primarily as a result of global price increases implemented in response to rising raw material and other input costs, partially offset by modestly lower volume in Asia. We continued to see positive momentum in our innovation portfolio, particularly in Europe.”

Sales revenue in our Adhesives, Sealants and Coatings end use market was $122 million in the second quarter 2011, an increase of approximately $17 million or 17% compared to the second quarter 2010.

“Revenue growth in our Adhesives, Sealants and Coatings end use market was the result of price increases implemented in response to rising raw material and other input costs, and innovation-led volume growth in European HSBC products, primarily in health and beauty applications,” said Fogarty. “Revenue growth in this end use market was partially offset by modestly lower volumes in certain less-differentiated USBC products.”

Sales revenue in our Paving and Roofing end use market was $128 million in the second quarter 2011, an increase of approximately $20 million or 19% compared to the second quarter 2010.

“Revenue in our Paving and Roofing end use increased due to higher pricing and growth of innovation volumes in both paving and roofing applications,” said Fogarty. “Overall sales volumes were negatively impacted by first quarter 2011 pre-buy activities and the impact of customer destocking, which resulted in lower demand in the second quarter.”

Sales revenue in our Emerging Businesses end use market was $20 million in the second quarter 2011, an increase of approximately $1 million or 6% compared to the second quarter 2010.

“During the second quarter we commissioned the line conversion project at our Belpre, Ohio site, which now provides for production of isoprene rubber, replacing production capacity at our former manufacturing site in The Netherlands that was closed in 2009. We also successfully completed the expansion of our isoprene rubber latex capacity at our Paulinia, Brazil, site,” said Fogarty. “Completion of these important projects supports continuing growth in demand for our CariflexTM isoprene rubber and isoprene rubber latex, which are used in products such as high-end surgical gloves, condoms and medical components.”

SECOND QUARTER 2011 AND RECENT DEVELOPMENTS

On April 6, 2011 Kraton announced the closing of a secondary offering entailing the sale of 9,988,072 shares of Kraton’s common stock held by affiliates of TPG Capital, L.P. (“TPG”) and J.P. Morgan Partners, LLC (“JPMP”), which represented all of the shares of Kraton’s common stock held by TPG and JPMP, at a price to the public of $37.75 per share. Prior to the sale, TPG owned approximately 18.80% of our outstanding common stock, and JPMP owned approximately 12.53%. Kraton did not receive any proceeds from the secondary offering.

On March 11, 2011, operations of the USBC facility at the Kashima Petrochemical Complex in which Kraton owns a 50% equity investment were shut down as part of a complex-wide emergency procedure in response to the recent earthquake and tsunami that struck Japan. Although the USBC facility was not damaged, there was damage to the broader infrastructure at the Kashima Petrochemical Complex including loading berths, roads and infrastructure around the facility. The facility returned to normal operations in May 2011.

On June 13, 2011 Kraton announced completion of its exchange offer for all of the outstanding 6.75% Senior Notes due 2019 issued in February 2011, which were not registered under the Securities Act of 1933, for an equal principal amount of 6.75% Senior Notes due 2019, which have been registered under the Act.

During the second quarter the company successfully completed the isoprene rubber line conversion project at its Belpre, Ohio, site and the isoprene rubber latex expansion project at its Paulinia, Brazil, site.

On July 11, 2011 Kraton announced the appointment of two new directors to its Board. John J. Gallagher, III and Francis S. Kalman joined Kraton’s Board of Directors effective July 5, 2011.

On July 14 2011, Kraton announced, the execution of a framework agreement with Formosa Petrochemical Corporation (“FPCC”), a leading global petrochemicals and plastics manufacturer, which sets forth the major terms and conditions that will, upon completion of the necessary definitive agreements, govern the formation of a 50/50 joint venture between the two companies to construct and operate a 30 kiloton hydrogenated styrenic block copolymer HSBC plant to be located in Mailiao, Taiwan. The agreement establishes a framework between Kraton and FPCC governing all commercial, operational, technical and management aspects of the planned joint venture company. Kraton and FPCC expect to finalize documentation by December 31, 2011 and currently plan to have the plant operational in the second half of 2013. The cost of the plant is currently expected to be in the range of $165 to $200 million. Kraton has reserved approximately $10.0 million in its 2011 capital expenditure plan for engineering related to the plant. As proposed in the framework agreement, the design of the joint venture plant will incorporate Kraton’s proprietary polymerization technology, and the plant will produce high value-added HSBC polymer grades. The plant will be operated by the joint venture and Kraton will undertake the global marketing of all products manufactured at the facility. Subsequent to our announcement of our execution of a Framework Agreement with FPCC, there have been two separate fires at FPCC’s Mailiao facilities, which may affect the permitting for the construction of the facility and the ultimate timing and success of the negotiation of final documentation for the joint venture. However, currently we continue to anticipate the completion of definitive documentation with FPCC by the end of 2011, subject to receiving all required regulatory approvals.

During the second quarter the company executed a contract with our supplier in Japan to expand the manufacturing capability of isoprene rubber latex. The expansion will double the existing capacity in Japan, and is slated to be complete in mid-2013.

OUTLOOK

“Throughout 2011 we have continued to see prices increase for several of our key raw materials. The magnitude of price increases for inputs such as butadiene has been significant relative to historic trends, and the cost inflation is being driven by fundamentals that may continue for the foreseeable future,” said Fogarty. “As part of our Price Right strategy, we have maintained our discipline of pursuing price increases for our products as a means of passing through higher costs for raw materials. During the second quarter we observed a general tightening of our customers’ supply chains as they worked to control costs and minimize their inventory levels, given current market conditions, and we have seen a minor share shift in some of our less-differentiated polymer grades,” Fogarty added. “With the expectation that these market trends will continue in the third quarter, we now anticipate our third quarter sales volume to be between 81 and 84 kilotons.”

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and companies in our industry. Further, management uses these measures to evaluate operating performance; our executive compensation plan bases incentive compensation payments on our EBITDA performance; and our long-term debt agreements use EBITDA (with additional adjustments) to measure our compliance with certain financial covenants such as leverage and interest coverage. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. Some of these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our ongoing performance, and you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Wednesday, August 3, 2011 at 9:00 a.m. (Eastern Time) to discuss second quarter 2011 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the “Kraton Conference Call – Passcode: Earnings Call.” U.S./Canada dial-in #: 888-577-8992. International dial-in #: 312-470-7060.

For those unable to listen to the live call, a replay will be available beginning at approximately 10:00 a.m. (Eastern Time) on August 3, 2011 through 11:59 p.m. Eastern Time on August 17, 2011. To hear a replay of the call over the Internet, access Kraton’s Website at www.kraton.com by selecting the “Investor Relations” link at the top of the home page and then selecting “Events” from the Investor Relations menu on the left side of the Investor Relations page. To hear a telephonic replay of the call, dial 866-458-4757. International callers should dial 203-369-1314.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, “Kraton”), is a leading global producer of engineered polymers and one of the world’s largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton’s polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving and, roofing products. The company offers approximately 800 products to more than 700 customers in over 60 countries worldwide, and is the only SBC producer with manufacturing and service capabilities on four continents. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the “Giving Innovators their Edge” tagline are all trademarks of Kraton Polymers LLC.

# # #

Forward Looking Statements

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as “outlook”, “believes,” “estimates,” “expects,” “projects,” “may,” “intends,” “plans” or “anticipates,” or by discussions of strategy, plans or intentions, including statements regarding our ability to obtain raw materials; costs, timing and plans related to our planned joint venture with Formosa Petrochemical Corporation and the related facility; anticipated capital expenditures; and anticipated sales volumes or levels of demand for our products.

        All forward-looking statements in this press release are made based on management’s current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in “Part I. Item 1A. Risk Factors” contained in our Annual Report on 10-K, as filed with the Securities and Exchange Commission and as subsequently updated in our Quarterly Reports on Form 10-Q, and include the following risk factors: conditions in the global economy and capital markets; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; the possibility that our products infringe on the intellectual property rights of others; seasonality in our business, particularly for Paving and Roofing end uses; financial and operating constraints related to our substantial level of indebtedness; the inherently hazardous nature of chemical manufacturing; product liability claims and other lawsuits arising from environmental damage, personal injuries or other damage associated with chemical manufacturing or our products; political and economic risks in the various countries in which we operate; health, safety and environmental laws, including laws that govern our employees’ exposure to chemicals deemed harmful to humans; regulation of our customers, which could affect the demand for our products or result in increased compliance costs; customs, international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; fluctuations in currency exchange rates; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; future sales of our shares could adversely affect the market price of our common stock; Delaware law and some provisions of our organizational documents make a takeover of our company more difficult; and other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. We assume no obligation to update such information in light of new information or future events. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton’s periodic filings with the Securities and Exchange Commission.

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,
	2011	2010
Sales Revenue	$386,428	$332,086
Cost of Goods Sold	278,033	242,973

Gross Profit	108,395	89,113

Operating Expenses
Research and development	6,966	5,572
Selling, general and administrative	27,912	21,772
Depreciation and amortization	15,604	11,969

Total operating expenses	50,482	39,313

Loss on Extinguishment of Debt	—	—
Earnings (Loss) of Unconsolidated Joint Venture	(880)	162
Interest Expense, Net	5,915	6,272

Income Before Income Taxes	51,118	43,690
Income Tax Expense	4,141	5,095

Net Income	$46,977	$38,595

Earnings per common share
Basic	$1.47	$1.25
Diluted	$1.44	$1.24

Weighted average common shares outstanding
Basic	31,757	30,668
Diluted	32,339	31,106

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Six months ended June 30,
	2011	2010
Sales Revenue	$731,256	$604,818
Cost of Goods Sold	536,010	446,578

Gross Profit	195,246	158,240

Operating Expenses
Research and development	13,568	11,556
Selling, general and administrative	55,083	43,834
Depreciation and amortization	30,230	23,015

Total operating expenses	98,881	78,405

Loss on Extinguishment of Debt	2,985	—
Earnings (Loss) of Unconsolidated Joint Venture	(739)	236
Interest Expense, Net	17,096	12,336

Income Before Income Taxes	75,545	67,735
Income Tax Expense	6,691	9,345

Net Income	$68,854	$58,390

Earnings per common share
Basic	$2.16	$1.90
Diluted	$2.12	$1.88

Weighted average common shares outstanding
Basic	31,683	30,615
Diluted	32,271	30,887

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except par value)

	June 30, 2011	December 31, 2010
ASSETS
Current Assets
Cash and cash equivalents	$67,245	$92,750
Receivables, net of allowances of $734 and $947	179.694	136,132
Inventories of products, net	402,167	325,120
Inventories of materials and supplies, net	10,046	9,631
Other current assets	35,033	38,749

Total current assets	694,185	602,382

Property, plant and equipment, less accumulated depreciation of $286,770 and $252,387	389,598	365,366
Identifiable intangible assets, less accumulated amortization of $54,419 and $50,123	67,287	70,461
Investment in unconsolidated joint venture	12,621	13,589
Debt issuance costs	12,430	3,172
Other long-term assets	27,969	25,753

Total Assets	$1,204,090	$1,080,723

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Current portion of long-term debt	$7,500	$2,304
Accounts payable-trade	95,920	86,699
Other payables and accruals	50,567	60,782
Deferred income taxes	595	595
Due to related party	17,753	19,264

Total current liabilities	172,335	169,644
Long-term debt, net of current portion	388,750	380,371
Deferred income taxes	17,423	14,089
Long-term liabilities	69,173	64,242

Total liabilities	647,681	628,346

Stockholders’ Equity
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 32,052 shares issued and outstanding at June 30, 2011; 31,390 shares issued and outstanding at December 31, 2010	321	314
Additional paid in capital	344,538	334,457
Retained earnings	165,565	96,711
Accumulated other comprehensive income	45,985	20,895

Total stockholders’ equity	556,409	452,377

Total Liabilities and Stockholders’ Equity	$1,204,090	$1,080,723

KRATON PERFORMANCE POLYMERS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six months ended June 30,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$68,854	$58,390
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30,230	23,015
Amortization of debt issuance costs	5,413	1,036
Loss on disposal of fixed assets	5	3
Loss on extinguishment of debt	2,985	—
Change in fair value of interest rate swaps	—	(450)
Distributed earnings in unconsolidated joint venture	1,255	167
Deferred income tax expense	3,335	3,853
Share-based compensation	2,949	1,771
Decrease (Increase) in
Accounts receivable	(37,028)	(60,335)
Inventories of products, materials and supplies	(65,425)	(39,002)
Other assets	3,605	(30,167)
Decrease in
Accounts payable-trade, other payables and accruals, and other long-term liabilities	(29)	(6,444)
Due to related party	(1,906)	(2,874)

Net cash provided by (used in) operating activities	14,243	(51,037)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(35,060)	(17,545)
Purchase of software	(1,121)	(1,857)

Net cash used in investing activities	(36,181)	(19,402)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	400,000	69,000
Repayments of debt	(389,410)	(70,152)
Proceeds from issuance of common stock	—	11,197
Costs associated with the issuance of common stock	—	(534)
Proceeds from the exercise of stock options	7,865	1,087
Proceeds from insurance note payable	4,734	3,518
Repayment of insurance note payable	(4,734)	(952)
Debt issuance costs	(15,231)	—

Net cash provided by financing activities	3,224	13,164

Effect of exchange rate differences on cash	(6,791)	27,389

Net decrease in cash and cash equivalents	(25,505)	(29,886)
Cash and cash equivalents at beginning of period	92,750	69,291

Cash and cash equivalents at end of period	$67,245	$39,405

Supplemental Disclosures
Cash paid during the period for income taxes, net of refunds received	$5,744	$2,026
Cash paid during the period for interest	$12,327	$12,192

KRATON PERFORMANCE POLYMERS, INC.

EBITDA AND ADJUSTED EBITDA

(In thousands)

We reconcile Net Income to EBITDA and Adjusted EBITDA as follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Net income	$46,977	$38,595	$68,854	$58,390
Plus
Interest expense, net	5,915	6,272	17,096	12,336
Income tax expense	4,141	5,095	6,691	9,345
Depreciation and amortization expenses	15,604	11,969	30,230	23,015

EBITDA (a)	$72,637	$61,931	$122,871	$103,086

Add
Restructuring and related costs (b)	(93)	655	1,412	790
Other non-cash expense (c)	1,655	439	2,949	1,771
Loss on extinguishment of debt (d)	0	0	2,985	0

Adjusted EBITDA (a)	$74,199	$63,025	$130,217	$105,647

(a)	EBITDA and Adjusted EBITDA are impacted by the spread between the FIFO basis of accounting and the LIFO basis of accounting. The spread between the LIFO and FIFO basis resulted in a positive impact (by reducing Cost of Goods Sold) to EBITDA and Adjusted EBITDA of approximately $49.8 million and $14.7 million for the three months ended and $70.9 million and $21.9 million for the six months ended June 30, 2011 and 2010, respectively.
(b)	2011 restructuring and related charges consisted primarily of consulting fees, severance expenses, and other charges associated with the restructuring of our European organization, expenses associated with the March 2011 secondary public offering, and charges associated with evaluating acquisition transactions. 2010 charges consisted primarily of consulting fees associated with the restructuring of our European organization.
(c)	For both periods, consists of non-cash compensation.
(d)	In 2011, reflects the loss on extinguishment of debt related to the refinancing of Kraton’s debt in February 2011.

Restructuring and related charges discussed above were recorded in our Condensed Consolidated Statements of Operations, as follows.

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(in thousands)		(in thousands)
Selling, general and administrative	(93)	655	1,412	790